Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702.878.0700
	President, Chief Executive Officer and Chairman of the Board

	Cathy Robinson	702.878.0700
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP ANNOUNCES RECORD EARNINGS FOR THE QUARTER

LAS VEGAS, Nev. – (BUSINESS WIRE)—January 18, 2007— Community Bancorp (NASDAQ: CBON), the Las Vegas-based community bank holding company with $1.6 billion in total assets as of December 31, 2006, operating through Community Bank of Nevada (Nevada) and Cactus Commerce Bank (Arizona), today announced financial results for the fourth quarter and year ended December 31, 2006.

2006 HIGHLIGHTS

•	Quarter net income at $5.4 million up 81.2% year-over-year.

•	Quarter diluted earnings per share of $0.54 up 35.0% year-over-year.

•	Year-to-date net income at $15.6 million up 55.4% year-over-year.

•	Full year 2006 diluted earnings per share of $1.92 up 35.2% year-over-year.

•	Loan growth of 88.9% year-over-year, of which 33.5% was organic growth.

•	Strong credit quality, with non-performing loans being only 0.05% of total loans.

•	Completed acquisition of Cactus Commerce Bank on September 30, 2006.

•	Completed acquisition of Valley Bancorp on October 13, 2006.

Financial Performance

Net income increased 81.2% to $5.4 million, or $0.54 per fully diluted share, for the fourth quarter of 2006, compared with $3.0 million, or $0.40 per fully diluted share, for the fourth quarter of 2005, and increased 76.4% from $3.1 million, or $0.41 per fully diluted share, from the linked-quarter. For the twelve months of 2006, net income increased 55.4% to $15.6 million, or $1.92 per fully diluted share, compared with $10.1 million, or $1.42 per fully diluted share, for the twelve months of 2005. Year-over-year, our gross loans increased 88.9% and deposits increased 62.2%. Net interest margin increased to 5.15% for the twelve months of 2006 versus 5.12% for the twelve months of 2005. Total provision for loan losses was $3.5 million for the twelve months of 2006, of which $385 thousand was taken during the fourth quarter of 2006.

During the last half of 2006, we incurred additional debt and expenses in anticipation of the acquisition of Cactus Commerce Bank and Valley Bancorp. In September 2006, we closed a $50 million issuance of trust preferred securities to provide the capital necessary to complete the acquisition and to add additional capital to both the Nevada and Arizona operations to support continued organic growth. Interest expense related to our trust preferred securities was $1.6 million, an average cost of 7.12%, for the fourth quarter of 2006.

Our return on average equity (“ROAE”) and return on average assets (“ROAA”) for the fourth quarter of 2006 were 10.72% and 1.39%, respectively, compared to 11.26% and 1.38%, respectively, for the fourth quarter of 2005 and 10.43% and 1.20%, respectively, for the third quarter of 2006. The year-over-year decrease in ROAE was primarily attributed to a 90.3% increase in average stockholders’ equity compared to fourth quarter of 2005. The increase in average stockholders’ equity to $201.3 million for the fourth quarter of 2006 was primarily a result of the stock issued in the Valley Bancorp acquisition. For the twelve months of 2006, ROAE and ROAA were 11.56% and 1.40%, respectively, compared to 11.35% and 1.43%, respectively, for the twelve months of 2005.

“We are very encouraged by another strong year of organic loan growth, continued strong loan quality, increasing profitability and the closing of two acquisitions in the last half of 2006. With the integration of the Cactus and Valley organizations into our company, our size, portfolio and deposit base expand and we should begin to more fully gain efficiencies. Over the past two years we have invested in the infrastructure to support our growth and potential acquisitions. As we move forward, our investment pay-off should be recognized, as additional scale will lead to improved efficiencies, resulting in continuing increases in net income and profitability,” said Edward M. Jamison, President, Chief Executive Officer and Chairman of the Board.

“Our progress for the year parallels our strategic plan as we continue to expand our Las Vegas presence, by the strength of our organic growth and the Valley acquisition. Likewise, the Cactus acquisition in the Phoenix market fits into our strategic plan of geographic and economic diversification and allows for further expansion in a high-growth market. Year-to-date, our assets grew $677.7 million, or 75.9%. In addition to our acquisition of Valley Bancorp and its five branches, we continue to open de novo branches in attractive locations and plan to open a branch in Centennial Hills in northwest Las Vegas in the first half of 2007, increasing our branch network. We welcome the Valley employees as they will be instrumental in assisting us in our continued growth for the balance of the year and into the future,” said Mr. Jamison.

Acquisition Activity

On October 13, 2006, we completed our merger with Valley Bancorp, and thereby acquired Valley Bancorp, for a consideration total of $137.5 million, paid in an aggregate consideration mix of 75% of the Company’s common stock and 25% cash. The merger increased our total tangible assets by $403.6 million, gross loans by $335.9 million and total deposits by $338.2 million as of the merger date. In addition, the acquisition added five full-service branches in Las Vegas, Henderson and Pahrump, Nevada. The condensed consolidated balance sheets of Community Bancorp as of December 31, 2006 contained in this release include the total assets and liabilities of Valley Bancorp.

In addition, effective September 30, 2006, we completed the acquisition of the Glendale, Arizona-based Cactus Commerce Bank for $13.3 million in cash. Total tangible assets, gross loans and total deposits acquired were $42.2 million, $31.7 million and $37.2 million, respectively. As a result of this acquisition, we added our first full-service bank outside of Nevada. The condensed consolidated balance sheets of Community Bancorp as of December 31, 2006 contained in this release include the total assets and liabilities of Cactus Commerce Bank.

The allocation of the purchase price may be modified as a result of final appraisals, evaluations and estimates of fair value. The purchase price allocation is expected to be finalized within one year after completion of the mergers.

Income Statement Results

For the fourth quarter of 2006, total interest and dividend income was $30.0 million, compared with $15.4 million in the same quarter of 2005 and $20.7 million for the third quarter of 2006. Total interest and dividend income was $86.6 million for the twelve months of 2006 compared to $46.3 million for the twelve months of 2005. The increase in total interest and dividend income was primarily attributed to a 74.9% increase in average earning assets for the fourth quarter of 2006 compared to the same quarter in 2005 and a 48.0% increase from the third quarter of 2006 and the escalation of the yields on those assets.

Total interest expense for the fourth quarter of 2006 was $13.1 million, compared with $4.7 million for the fourth quarter of 2005 and $33.8 million for the twelve months of 2006 compared to $12.5 million for the twelve months of 2005. The increase in total interest expense resulted from the 59.5% growth in average interest-bearing deposits and increased deposit rates for the twelve months of 2006. Also impacting our interest expense was the cost associated with the issuances of trust preferred securities of $50.0 million and $20.0 million in September 2006 and 2005, respectively, as well as increases in both short term and long term borrowings. For the full year of 2006, interest expense associated with the short term borrowings, long term borrowings and trust preferred securities increased by $597 thousand, $1.9 million and $2.2 million, respectively, as compared to 2005.

Strong loan growth drove the 57.7% increase of net interest income for the fourth quarter of 2006 to $16.9 million over $10.7 million in the same quarter of 2005 and the 36.7% increase from $12.3 million in the third quarter of 2006. For twelve months of 2006, net interest income increased 56.3% to $52.9 million over $33.8 million for the twelve months of 2005.

The net interest margin decreased to 4.83% for the fourth quarter of 2006 compared to 5.35% for the fourth quarter of 2005 with the decline primarily attributable to the increase in interest expense related to junior subordinated debt issued in late September 2006 to complete the acquisitions. Furthermore, we experienced higher cost of funds from competitive deposit pressures and wholesale borrowing to fund our robust credit demand. On a linked-quarter basis, the net interest margin decreased by 7.6% from 5.23%. The decline from the third quarter this year was primarily attributable to the 48.0% increase in average earning assets versus a 36.7% increase in net interest income and a slight decline in loan yield. Net interest margin increased to 5.15% for the twelve months ended December 31, 2006 compared to 5.12% for the same period in 2005. The year-over-year increase is attributed to the strong loan growth, the asset sensitivity of the balance sheet and a general change in the interest rate environment.

“The addition of $50 million in Trust Preferred debt, which contributed to a 26 basis point decrease in our net interest margin for the period, along with the overall liability rate market, impacted the margin for the period. Conversely, we added to our capital base and based on our growth model, we will be able to leverage the capital to enhance our profitability,” said Mr. Jamison.

Non-interest income, consisting of mainly service charge income, was $774 thousand for the fourth quarter of 2006, a decrease of 3.6% over $803 thousand in the fourth quarter of 2005. Non-interest income increased 8.7% to $2.5 million for the twelve months of 2006 compared to $2.3 million for the twelve months of 2005. The increase was primarily due to an increase in overdraft, wire and ATM fees attributed to the increased branch network, partially offset by a decrease in income from bank owned life insurance in the twelve months of 2006.

Non-interest expense was $8.9 million for the quarter ending December 31, 2006, an increase of 27.3% over $7.0 million for the quarter ending December 31, 2005, and $27.6 million for the twelve months of 2006 compared to $20.5 million for the twelve months of 2005. The increase was primarily attributable to expenses associated with salaries and employee benefits due to the addition of new employees from the acquisitions of Valley Bancorp and Cactus Commerce Bank and the investment in key personnel to support our growth. Including 62 additional Valley Bancorp employees and 16 additional Cactus Commerce Bank employees, we had 238 full-time equivalent employees on December 31, 2006, compared to 160 on December 31, 2005. In addition, the expense associated with the implementation of FASB Statement No. 123R impacted earnings, before taxes, by $203 thousand for the fourth quarter of 2006 and $1.1 million for the year ended December 31, 2006. Occupancy expenses associated with operating the expanded branch network also impacted our non-interest expense, which increased 64.4% to $3.6 million in the twelve months of 2006 from $2.2 million in the twelve months of 2005. In addition, we recognized $884 thousand in expense in the twelve months of 2006, of which $313 thousand was taken in the fourth quarter, due to the amortization of the core deposit intangible associated with our acquisitions of Bank of Commerce, Cactus Commerce Bank and Valley Bancorp. Merger related expenses associated with the acquisitions of Cactus Commerce Bank and Valley Bancorp were $311 thousand, mainly relating to non-recurring costs of system conversions. A first time state tax expense allocation of $383 thousand was included in our income tax expense in the last half of 2006 and is associated with our loan production operations in California and Arizona.

Our efficiency ratio improved to 50.70% for the fourth quarter of 2006 compared to 61.14% for the fourth quarter of 2005. For the twelve months of 2006, our efficiency ratio was 49.90% compared to 56.82% for the twelve months of 2005. These improvements were despite increased occupancy and salary costs related to our growth.

Balance Sheet Management

Total assets increased 75.9% to $1.6 billion at December 31, 2006, from $892.7 million at December 31, 2005. Of this growth, $131.9 million was organic, while $445.8 million represents the tangible assets acquired through the Cactus Commerce Bank and Valley Bancorp mergers on September 30, 2006, and October 13, 2006, respectively.

Organic loan growth for the year ended December 31, 2006 totaled $222.2 million. Our gross loans increased 88.9% to $1.3 billion as of December 31, 2006 compared to $663.4 million as of December 31, 2005. At September 30, 2006, gross loans acquired in the Cactus Commerce Bank acquisition were $31.7 million. As a result of the Valley Bancorp acquisition, we acquired $335.9 million in total loans. The majority of our loan growth was in construction and land development loans, with an increase of 117.0% to $686.3 million from $316.2 million as of December 31, 2005. In addition, commercial real estate loans grew 85.4% to $347.1 million from $187.2 million a year ago. Real estate loans represented 85% of total loans at December 31, 2006, compared to 80% of total loans as of December 31, 2005.

Total deposits increased 62.2% year-over-year, of which 10.5% was organic, to $1.2 billion at December 31, 2006. Total deposits acquired in the Cactus Commerce Bank acquisition were $37.2 million. As a result of the Valley Bancorp acquisition, we acquired $338.2 million in total deposits. Year-over-year, our average non-interest bearing demand deposits increased 20.8% from $152.9 million to $184.7 million for the year ended December 31, 2006. Based on our strong loan growth, we continue to supplement core deposits with wholesale funding.

The acquisitions of Cactus Commerce Bank and Valley Bancorp contributed to the strength of our balance sheet in 2006. In addition to loans and deposits, as a result of the acquisition of Valley Bancorp, we acquired investment securities of $30.6 million, federal funds sold of $14.7 million and premises and equipment of $9.2 million. The total additions to tangible assets from the Cactus Commerce Bank and Valley Bancorp acquisitions were $42.2 million and $403.6 million, respectively. Also related to these acquisitions, we increased goodwill by $95.6 million and recorded gross core deposit intangibles of $4.6 million. We also assumed long term borrowings of $15.1 million from Valley Bancorp and $1.0 million from Cactus Commerce Bank.

Total stockholders’ equity increased $112.1 million from December 31, 2005, to $218.9 million at December 31, 2006, due primarily to the issuance of approximately 3.0 million shares in connection with the Valley Bancorp acquisition on October 13, 2006. In addition, we increased the authorized number of shares of common stock to 30,000,000, of which 10,388,813 were outstanding at December 31, 2006.

“We continue to be satisfied with our ability to grow high-yielding assets that are performing very well. Like much of the nation, deposit growth in our two primary markets continues to be our greatest challenge. Our efforts will continue to emphasize being the financial service provider of choice and earning 100% of our customers’ banking business. We recognize that we are competing with financial service providers both from within our markets, as well as from the outside. Our business strategy is directed towards business clients that utilize multiple products and historically maintain deposits at a lower cost,” said Lawrence Scott, President and Chief Operating Officer of Community Bank of Nevada.

Asset Quality and Capital Ratios

As of December 31, 2006, our non-performing loans (“NPLs”) decreased to $647 thousand from $915 thousand as of December 31, 2005. The percentage of NPLs to total loans decreased to 0.05% at December 31, 2006, compared to 0.14% at December 31, 2005. Additionally, we reported net loan recoveries of $113 thousand for the fourth quarter of 2006 compared to net loan recoveries of $74 thousand for the fourth quarter of 2005 and net loan charge-offs of $469 thousand for the twelve months of 2006 compared to net loan charge-offs of $34 thousand for the twelve months of 2005.

“The quality of our loan portfolio continues to be strong—indicative of a sound credit philosophy permeating all levels of the bank. Given the prevailing economic climate both locally and nationally, management emphasis on risk controls supports the banks’ improved credit metrics and has helped ensure a healthy credit culture. Such framework, combined with a well-capitalized profile, provides strong support for the quarter-end ALLL of 1.19%,” stated Don Bigger, Executive Vice President and Credit Administrator.

Our capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.

Business Strategy

Commenting on the outlook and business strategy for the company, Mr. Jamison said, “With our size, branch locations and experienced management teams both in Nevada and Arizona, we expect to be positioned for great things in the near term and in the future. We are pleased with the speed in which the Valley branch network and employees have been integrated into the company and more pleased with the customers’ response to the combination. While we see progress and are encouraged by our fourth quarter results, including asset and net income growth, we face the same challenge with our net interest margin as other banks, although we increased our year-over-year net interest margin, despite the increased rates on deposits and the cost of the Trust Preferred issuance. Linked-quarter net interest margin has decreased due in part to the increase in cost of funds. We see changes in the deposit environment, and although our net interest margin moved slightly, we are focusing much of our efforts in building a strong core deposit base and expanding products and services to enhance that effort. With the closing of the Valley Bancorp transaction and the addition of their branch network, we will be able to better deliver our deposit products and services to a larger footprint in the southern Nevada market. Likewise, as we expand our franchise in the Phoenix market, we will focus on core deposit and commercial loans and expand with a branch network that will focus on those core needs. We are especially encouraged with the talented officers and employees with having acquired Valley and Cactus. These are valued assets that will produce the results and allow the movement forward in our strategic plan.”

Mr. Jamison continued, “We are very excited about our future. Since our initial public offering, we have consistently stated that our plan was to broaden our branch footprint in our home market and look for special synergistic acquisitions in other high growth markets such as Arizona and the ‘Inland Empire’ in Southern California. As of today, we have met those commitments as to organic growth, in-market acquisitions and now the expansion of the company into the dynamic Phoenix, Arizona market.”

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada. Through Community Bank of Nevada’s current 14 full service banking offices in Nevada, two loan production offices located in Phoenix and San Diego, and the recently acquired Cactus Commerce Bank in Arizona, we provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses.

For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Attached to this press release is summarized financial information for the quarter and twelve months ended December 31, 2006. The condensed consolidated balance sheets include the financial condition of Cactus Commerce Bank and Valley Bancorp as of December 31, 2006.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas, Nevada and Phoenix, Arizona markets, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp and PSLRA’s safe harbor provisions.

SUMMARY LINKED-QUARTER CONSOLIDATED FINANCIAL DATA AND OTHER DATA

(Unaudited)

	QUARTER ENDED
	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
	(In thousands, except share and percentage data)
Interest and dividend income	$29,954	$20,727	$19,263	$16,696	$15,394
Interest expense	13,092	8,388	6,866	5,419	4,703

Net interest income	16,862	12,339	12,397	11,277	10,691
Provision for loan losses	385	1,517	625	982	269

Net interest income, after provision for loan losses	16,477	10,822	11,772	10,295	10,422
Non-interest income	774	618	554	528	803
Non-interest expense	8,941	6,381	6,623	5,675	7,027

Income before income taxes	8,310	5,059	5,703	5,148	4,198
Income tax expense	2,916	2,002	1,940	1,723	1,221

Net Income	$5,394	$3,057	$3,763	$3,425	$2,977

PER SHARE
Earnings per common share:
Basic	$0.54	$0.41	$0.51	$0.46	$0.40
Diluted	$0.54	$0.41	$0.50	$0.46	$0.40
Weighted average number of shares outstanding:
Basic	9,965,919	7,392,407	7,385,382	7,382,609	7,363,609
Diluted	10,061,691	7,500,794	7,476,720	7,487,364	7,496,538
Book value per common share at period end	$21.07	$15.98	$15.46	$14.94	$14.47
Common stock outstanding	10,388,813	7,396,109	7,387,069	7,383,753	7,374,712

FINANCIAL RATIOS
Return on average assets (“ROAA”)	1.39%	1.20%	1.52%	1.52%	1.38%
Return on average equity (“ROAE”)	10.72%	10.43%	13.35%	12.55%	11.26%
Net interest margin (1)	4.83%	5.23%	5.35%	5.39%	5.35%
Net interest spread	3.94%	4.16%	4.33%	4.41%	4.40%
Efficiency ratio (2)	50.70%	49.25%	51.14%	48.07%	61.14%

PERIOD AVERAGES
Total assets	$1,556,616	$1,017,997	$989,892	$900,660	$864,798
Total loans	1,193,454	829,970	770,993	716,324	652,945
Total earning assets	1,397,700	944,105	926,708	836,079	799,025
Total deposits	1,183,828	783,207	773,822	709,954	698,127
Total stockholders’ equity	201,318	117,262	112,741	109,144	105,778

BALANCE SHEET (at period end)
Cash and cash equivalents	$46,116	$64,017	$71,806	$59,993	$86,904
Investments	115,747	88,171	86,558	94,296	97,204
Gross loans	1,253,211	912,805	806,873	762,175	663,407
Allowance for loan losses	14,973	11,150	9,730	9,098	8,117
Goodwill and core deposit intangibles	123,283	33,266	23,565	23,717	24,775
Bank owned life insurance	10,071	9,947	9,824	9,738	9,698
Other assets	36,924	24,509	20,617	19,371	18,837
Total assets	1,570,379	1,121,565	1,009,513	960,192	892,708

Non-interest bearing demand deposits	205,115	174,727	174,636	184,634	196,411
Interest bearing deposits	971,161	674,799	618,797	562,906	528,677

	QUARTER ENDED
	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
	(In thousands, except share and percentage data)
Borrowings	77,695	59,500	59,500	59,500	19,500
Junior subordinated debt	87,630	87,630	36,083	36,083	36,083
Other liabilities	9,907	6,734	6,325	6,768	5,288
Stockholders’ equity	218,871	118,175	114,172	110,301	106,749
Total liabilities and stockholders’ equity	1,570,379	1,121,565	1,009,513	960,192	892,708

CAPITAL RATIOS (at period end)
Average stockholders’ equity to average assets	12.93%	11.52%	11.39%	12.12%	12.23%
Leverage ratio	11.82%	12.76%	13.16%	13.24%	13.09%
Tier 1 risk-based capital ratio	11.88%	12.22%	13.89%	13.39%	14.20%
Total risk-based capital ratio	13.76%	17.71%	14.95%	15.19%	16.29%

ASSET QUALITY RATIOS (at period end)
Nonperforming loans (3)	647	1,165	1,685	606	915
Nonperforming assets (4)	647	1,165	1,685	606	915
Nonperforming loans to total loans	0.05%	0.13%	0.21%	0.08%	0.14%
Nonperforming assets to total assets	0.04%	0.10%	0.17%	0.06%	0.10%
Allowance for loan losses to total loans	1.19%	1.22%	1.21%	1.19%	1.22%
Allowance for loan losses to nonperforming loans	2314.2%	957.1%	577.5%	1501.3%	887.1%
Net loan charge-offs (recoveries)	(113)	588	(7)	1	(74)
Net loan charge-offs (recoveries)/average loans	(0.01%)	0.28%	0.00%	0.00%	(0.01%)

(1)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(2)	Efficiency ratio represents non-interest expenses, excluding loan loss provision, as a percentage of the aggregate of net interest income and non-interest income.
(3)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status.
(4)	Non-performing assets are defined as assets that are past due 90 days or more plus assets placed in non-accrual status plus other real estate owned.

SUMMARY QUARTER AND YEAR-TO –DATE CONSOLIDATED FINANCIAL DATA AND OTHER DATA

(Unaudited)

	QUARTER ENDED		YEAR-TO-DATE
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
	(In thousands, except share and percentage data)
Interest and dividend income	$29,954	$15,394	$86,640	$46,337
Interest expense	13,092	4,703	33,765	12,511

Net interest income	16,862	10,691	52,875	33,826
Provision for loan losses	385	269	3,509	1,085

Net interest income, after provision for loan losses	16,477	10,422	49,366	32,741
Non-interest income	774	803	2,474	2,275
Non-interest expense	8,941	7,027	27,620	20,512

Income before income taxes	8,310	4,198	24,220	14,504
Income tax expense	2,916	1,221	8,581	4,439

Net Income	$5,394	$2,977	$15,639	$10,065

PER SHARE
Earnings per common share:
Basic	$0.54	$0.40	$1.95	$1.45
Diluted	$0.54	$0.40	$1.92	$1.42
Weighted average number of shares outstanding:
Basic	9,965,919	7,363,609	8,036,906	6,964,719
Diluted	10,061,691	7,496,538	8,136,969	7,091,311
Book value per common share at period end	$21.07	$14.47	$21.07	$14.47
Common stock outstanding	10,388,813	7,374,712	10,388,813	7,374,712

FINANCIAL RATIOS
Return on average assets (“ROAA”)	1.39%	1.38%	1.40%	1.43%
Return on average equity (“ROAE”)	10.72%	11.26%	11.56%	11.40%
Net interest margin (1)	4.83%	5.35%	5.15%	5.12%
Net interest spread	3.94%	4.40%	4.15%	4.29%
Efficiency ratio (2)	50.70%	61.14%	49.90%	56.82%

PERIOD AVERAGES
Total assets	$1,556,616	$864,798	$1,117,470	$703,556
Total loans	1,193,454	652,945	878,862	510,252
Total earning assets	1,397,700	799,025	1,027,475	660,218
Total deposits	1,183,828	698,127	863,783	578,675
Total stockholders’ equity	201,318	105,778	135,312	88,664

BALANCE SHEET (at period end)
Cash and cash equivalents	$46,116	$86,904	$46,116	$86,904
Investments	115,747	97,204	115,747	97,204
Gross loans	1,253,211	663,407	1,253,211	663,407
Allowance for loan losses	14,973	8,117	14,973	8,117
Goodwill and core deposit intangibles	123,283	24,775	123,283	24,775
Bank owned life insurance	10,071	9,698	10,071	9,698
Other assets	36,924	18,837	36,924	18,837
Total assets	1,570,379	892,708	1,570,379	892,708

Non-interest bearing demand deposits	205,115	196,411	205,115	196,411
Interest bearing deposits	971,161	528,677	971,161	528,677
Borrowings	77,695	19,500	77,695	19,500

	QUARTER ENDED		YEAR-TO-DATE
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
	(In thousands, except share and percentage data)
Junior subordinated debt	87,630	36,083	87,630	36,083
Other liabilities	9,907	5,288	9,907	5,288
Stockholders’ equity	218,871	106,749	218,871	106,749
Total liabilities and stockholders’ equity	1,570,379	892,708	1,570,379	892,708

CAPITAL RATIOS (at period end)
Average stockholders’ equity to average assets	12.93%	12.23%	12.11%	12.60%
Leverage ratio	11.82%	13.09%	11.82%	13.09%
Tier 1 risk-based capital ratio	11.88%	14.20%	11.88%	14.20%
Total risk-based capital ratio	13.76%	16.29%	13.76%	16.29%

ASSET QUALITY RATIOS (at period end)
Nonperforming loans (3)	647	915	647	915
Nonperforming assets (4)	647	915	647	915
Nonperforming loans to total loans	0.05%	0.14%	0.05%	0.14%
Nonperforming assets to total assets	0.04%	0.10%	0.04%	0.10%
Allowance for loan losses to total loans	1.19%	1.22%	1.19%	1.22%
Allowance for loan losses to nonperforming loans	2314.2%	887.1%	2314.2%	887.1%
Net loan charge-offs (recoveries)	$(113)	$(74)	$469	$34
Net loan charge-offs (recoveries)/average loans	(0.01%)	(0.01%)	0.05%	0.01%

(1)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(2)	Efficiency ratio represents non-interest expenses, excluding loan loss provision, as a percentage of the aggregate of net interest income and non-interest income.
(3)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status.
(4)	Non-performing assets are defined as assets that are past due 90 days or more plus assets placed in non-accrual status plus other real estate owned.

CONSOLIDATED AVERAGE BALANCES

QUARTER-TO-DATE

(Unaudited)

	Three months ended December 31,
	2006			2005
	Average Balance	Interest Income or Expense	Average Yield or Cost (7)	Average Balance	Interest Income or Expense	Average Yield or Cost (7)
	(In thousands, except percentage data)
Assets
Interest-earning assets:
Loans (1)(2)(3)	$1,193,454	$27,420	9.19%	$652,945	$13,906	8.52%
Investment securities—taxable	86,343	1,060	4.91%	73,612	767	4.17%
Investment securities—non-taxable (3)	22,141	209	3.78%	22,607	211	3.73%
Federal funds sold	83,127	1,097	5.28%	45,638	465	4.08%
Other investments (4)	12,635	168	5.32%	4,223	45	4.26%

Total interest-earning assets	1,397,700	29,954	8.57%	799,025	15,394	7.71%
Non-earning assets:
Cash and due from banks	25,934			21,625
Unearned loan fees	(3,728)			(3,754)
Allowance for loan losses	(14,312)			(7,864)
Goodwill & intangible	104,929			23,255
Other assets	46,093			32,511

Total assets	$1,556,616			$864,798

Liabilities and Stockholders’ Equity
Interest-bearing Liabilities:
Deposits:
Interest-bearing demand	$48,598	$330	2.72%	$33,820	$154	1.82%
Money market	462,093	5,363	4.64%	298,989	2,159	2.89%
Savings	59,287	555	3.74%	7,708	14	0.73%
Time certificates of deposit	401,670	4,366	4.35%	172,497	1,535	3.56%

Total interest-bearing deposits	971,648	10,614	4.37%	513,014	3,862	3.01%
Short-term borrowings	17,471	233	5.33%	16,000	177	4.43%
Long-term debt	55,102	686	4.98%	3,500	31	3.54%
Junior subordinated debt	87,630	1,559	7.12%	36,083	633	7.02%

Total interest-bearing liabilities	1,131,851	13,092	4.63%	568,597	4,703	3.31%
Non-interest-bearing liabilities:
Demand deposits	212,180			185,113
Other liabilities	11,267			5,310

Total liabilities	1,355,298			759,020
Stockholders’ equity	201,318			105,778

Total liabilities and stockholders’ equity	$1,556,616			$864,798

Net interest income		$16,862			$10,691

Net interest spread (5)			3.94%			4.40%
Net interest margin (6)			4.83%			5.35%

(1)	Includes average non-accrual loans of $597 thousand in fourth quarter 2006 and $1.1 million in fourth quarter 2005.
(2)	Net loan fees of $1.4 million and $1.2 million are included in the yield computations for the fourth quarter of 2006 and 2005, respectively.
(3)	Yields on loans and securities have not been adjusted to a tax-equivalent basis
(4)	Includes Federal Reserve Bank stock, Federal Home Loan Bank stock, Pacific Coast Bankers Bank stock and interest bearing due from banks.
(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.
(6)	Net interest margin is computed by dividing net interest income by total average earning assets.
(7)	Annualized.

CONSOLIDATED AVERAGE BALANCES

YEAR-TO-DATE

(Unaudited)

	Twelve months ended December 31,
	2006			2005
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(In thousands, except percentage data)
Assets
Interest-earning assets:
Loans (1)(2)(3)	$878,862	$79,698	9.07%	$510,252	$40,973	8.03%
Investment securities—taxable	69,293	3,108	4.49%	67,504	2,656	3.93%
Investment securities—non-taxable (3)	22,311	838	3.76%	22,448	838	3.73%
Federal funds sold	49,369	2,467	5.00%	56,607	1,738	3.07%
Other investments (4)	7,640	529	6.92%	3,407	132	3.87%

Total interest-earning assets	1,027,475	86,640	8.43%	660,218	46,337	7.02%
Non-earning assets:
Cash and due from banks	21,086			18,327
Unearned loan fees	(3,697)			(2,765)
Allowance for loan losses	(10,490)			(6,730)
Goodwill & intangible	44,260			7,778
Other assets	38,836			26,728

Total assets	$1,117,470			$703,556

Liabilities and Stockholders’ Equity
Interest-bearing Liabilities:
Deposits:
Interest-bearing demand	$44,799	$1,096	2.45%	$25,678	$315	1.23%
Money market	350,386	14,329	4.09%	254,793	6,177	2.42%
Savings	19,649	589	3.00%	6,361	36	0.57%
Time certificates of deposit	264,223	11,312	4.28%	138,931	4,185	3.01%

Total interest-bearing deposits	679,057	27,326	4.02%	425,763	10,713	2.52%
Short-term borrowings	18,633	959	5.15%	9,530	362	3.80%
Long-term debt	41,633	1,929	4.63%	1,227	43	3.50%
Junior subordinated debt	50,488	3,551	7.03%	21,108	1,393	6.60%

Total interest-bearing liabilities	789,811	33,765	4.28%	457,628	12,511	2.73%
Non-interest-bearing liabilities:
Demand deposits	184,726			152,912
Other liabilities	7,621			4,352

Total liabilities	982,158			614,892
Stockholders’ equity	135,312			88,664

Total liabilities and stockholders’ equity	$1,117,470			$703,556

Net interest income		$52,875			$33,826

Net interest spread (5)			4.15%			4.29%
Net interest margin (6)			5.15%			5.12%

(1)	Includes average non-accrual loans of $928 thousand in the twelve months of 2006 and $888 thousand in the twelve months of 2005.
(2)	Net loan fees of $5.1 million and $4.5 million are included in the yield computations for the twelve months of 2006 and 2005, respectively.
(3)	Yields on loans and securities have not been adjusted to a tax-equivalent basis
(4)	Includes Federal Reserve Bank stock, Federal Home Loan Bank stock and Pacific Coast Bankers Bank stock and interest bearing due from banks.
(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.
(6)	Net interest margin is computed by dividing net interest income by total average earning assets.